Exhibit 4.7
DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of the securities of Landsea Homes Corporation (“we,” “us,” “our” or the “Company”), including certain provisions of Delaware law and the material provisions of our Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Second Amended and Restated Bylaws”). This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the Second Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws, the Warrant Agreement, dated as of June 19, 2018, by and between the Company and Continental Stock Transfer & Trust Company pursuant to which the public warrants were issued, as amended by the First Amendment to the Warrant Agreement, dated January 7, 2021 (as amended, the “Warrant Agreement”) and the Fourth Amended and Restated Stockholder’s Agreement, dated April 30, 2024, by and between the Company and Landsea Holdings Corporation (the “Fourth Amended and Restated Stockholder’s Agreement”). You should refer to our Second Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws, the Warrant Agreement and the Fourth Amended and Restated Stockholder’s Agreement, which are included as exhibits to the report to which this exhibit is attached, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Second Amended and Restated Certificate of Incorporation.

Preemptive or Other Rights

The Second Amended and Restated Certificate of Incorporation does not provide for any preemptive, subscription or conversion rights, or other similar rights, including any redemption or sinking fund provisions. There is no liability for further calls or assessments by the Company.

Election of Directors

Under the Second Amended and Restated Certificate of Incorporation, directors are elected annually by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors (the “Board”) is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Warrants

Pursuant to the Warrant Amendment, each of our outstanding public warrants entitle the holder thereof to purchase one-tenth of one share of our Common Stock at an exercise price of $1.15 per one-tenth share ($11.50 per whole share of Common Stock). A public warrant holder may not exercise its warrants for fractional shares of Common Stock and therefore only ten warrants (or a number of warrants evenly divisible by ten) may be exercised at any given time by the public warrant holder. The warrants will expire January 7, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant is exercisable, and we are not obligated to issue shares of Common Stock upon exercise of a warrant, unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless.

If our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the warrants for redemption:

•in whole and not in part;
•at a price of  $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder;
•if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders; and
•if and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied, and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Dividends

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws

Provisions of the DGCL and our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Common Stock.

Business Combinations with Interested Stockholders

Our Second Amended and Restated Certificate of Incorporation provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our Second Amended and Restated Certificate of Incorporation contains provisions that have a similar effect to Section 203, except that they provide that Landsea Holdings, affiliates of Landsea Holdings and their respective successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” so long as any such party continuously owns 15% or more of the outstanding voting stock of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Second Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders (a) may be called at any time by the Board or the Chairman of the Board; and (b) shall be called by the Chairman of the Board or the Secretary of the Company upon the written request or requests of one or more persons who beneficially own shares representing at least 25% of the voting power of the stock outstanding and entitled to vote on the matter or matters proposed to be brought before the special meeting and who comply with such procedures for calling a special meeting of stockholders as may be set forth in the Second Amended and Restated Bylaws. Our Second Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Our Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Second Amended and Restated Bylaws allow the Board or the chairman of a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our Second Amended and Restated Certificate of Incorporation requires the affirmative vote of at least 70% of the voting power of the stock outstanding and entitled to vote thereon. Our Second Amended and Restated Certificate of Incorporation provides that the Board is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the affirmative vote of the holders at least 70% of the voting power of the stock outstanding and entitled to vote thereon.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Removal of Directors; Vacancies

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Certificate of Bylaws provide that directors may be removed with or without cause from office at any time, by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon. In addition, our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Certificate of Bylaws provide that any newly created directorships and any vacancies on the Board will be filled only by the affirmative vote of the majority of remaining directors. Therefore, while stockholders meeting the applicable requirements may call a special meeting for the purpose of removing directors, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated bylaws preclude stockholder action by written consent once the Company is no longer controlled by Landsea Holdings.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or a director, as the case may be. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the Nasdaq Stock Market require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, the Board has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

In recognition that Landsea Holdings and its affiliates may engage in the same or similar activities or related lines of business that we do or other business activities that overlap or compete with our business, our Second Amended and Restated Certificate of Incorporation provides for the allocation of certain corporate opportunities between us and Landsea Holdings. Specifically, Landsea Holdings and its affiliates will not compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the Board.

Forum Selection Clause

Our Second Amended and Restated Certificate of Incorporation provides that, unless we select or consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have or declines to accept jurisdiction, another state court or a federal court located within the State of Delaware) for any complaint asserting claims, including any derivative action or proceeding brought on our behalf, based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, any action as to which the DGCL confers jurisdiction upon the Court of Chancery, or any other action asserting a claim that is governed by the internal affairs doctrine as interpreted by Delaware state courts.

In addition, our Second Amended and Restated Certificate of Incorporation provides that the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”), to the fullest extent permitted by law, shall be the federal district courts of the United States, but the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934.

Stockholder’s Agreement

The Company and Landsea Holdings have entered into the Fourth Amended and Restated Stockholder’s Agreement, whereby, among other things, the parties have agreed (i) that, for so long as Landsea Holdings owns at least 6% of our common stock, Landsea Holdings will have the right to designate the percentage of the total number of directors on our board as would be equal to the percentage of our common stock then held by Landsea Holdings (provided that Landsea Holdings’ designees shall represent 75% of the total number of directors when Landsea Holdings owns at least a majority of our common stock), subject to certain requirements regarding such designees’ independence, (iii) to provide Landsea Holdings with veto rights with respect to certain actions of the Company, (iv) not to, to the extent permitted by applicable law, share confidential information related to the Company, (v) to waive their right to jury trial and choose Delaware as the choice of law, and (vi) to vote their Common Stock in furtherance of the aforementioned rights, in each case on terms and subject to the conditions set forth therein. In addition, Landsea Holdings also agreed not to compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the Board.

Registration Rights

Under the Warrant Agreement, the Company agreed to register shares of Common Stock underlying its warrants.

Pursuant to that certain Registration Rights Agreement (the “Demand Registration Rights Agreement”), by and between the Company, dated June 19, 2018, those persons holding Founder Shares (as defined in the Demand Registration Rights Agreement) (the “LF Capital Restricted Stockholders”) and their permitted transferees can demand that we register the shares of Common Stock into which Founder Shares automatically converted at the time of the consummation of the Business Combination. The LF Capital Restricted Stockholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the LF Capital Restricted Stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company also provided Landsea Holdings, pursuant to the Merger Agreement, and certain investors, pursuant to those certain Forward Purchase and Subscription Agreements entered into by certain investors, the Company and the Sponsor, on August 31, 2020, in connection with the Merger Agreement, with certain customary registration rights.

Listing of Securities

Our Common Stock and public warrants are listed on Nasdaq under the symbols “LSEA,” and “LSEAW,” respectively.